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                                                                EXHIBIT 23.7


                        INDEPENDENT AUDITORS' CONSENT
                        -----------------------------



The Stockholders
Palmer Corporation and Subsidiaries:


We consent to the inclusion of our report dated June 27, 1996 with respect to the consolidated balance sheets of Palmer Corporation and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended March 31, 1996, which report appears in the Form S-1 of West Coast Entertainment Corporation and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in method of accounting for videocassette rental inventory.

                                                KPMG Peat Marwick LLP

Princeton, New Jersey
July 23, 1996